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                                                                    Exhibit 99.1


                                                                   Press Release

                         Big Flower Completes Acquisition of
                                    Columbine JDS

New York City (November 3, 1997) - Big Flower Holdings, Inc. (NYSE: BGF) announced today that it has completed the acquisition of Columbine JDS Systems, Inc. Columbine, with 1996 revenues of approximately $60 million, is the leading provider of computer-based systems that automatically manage the placement of broadcast advertisements, programming material and sales information data for television stations, radio stations, broadcast and cable networks, cable operators and direct broadcast satellite services. The terms of the acquisition were not disclosed.

"The addition of a large technologically-sophisticated business with strong technical capabilities and a solid market position is a very important new platform for Big Flower. Columbine makes us a central participant in the dissemination of advertising messages through the broadcast media, and we believe that this acquisition will provide us with significant opportunities to expand our business in the electronic and broadcast media arena," said Edward T. Reilly, Big Flower's President and Chief Executive Officer.

Columbine offers end-to-end automation systems to buyers and sellers of electronic media advertising time. Its complex systems, which have evolved over the past 20 years, track and time commercials, provide sales analysis and proposals, offer master control automation and program management. Columbine is introducing the Paradigm Integrated Broadcast System, a next-generation software system which integrates and automates all information management activities and day-to-day operations supporting international satellite distribution systems, multiple system cable operations, single and multi-channel cable and broadcast networks, and multi-channel local broadcast stations. Headquartered in Golden, Colorado, Columbine operates four domestic and three international offices servicing over 2,000 customers.

"Columbine, which manages large numbers of moving digital images, offers Big Flower a synergistic set of technologies. The company is involved in server technology, and in calling up that server technology from storage and playing it on air. Those operations are similar to what we are doing at Laser Tech, our premedia business, where we manage and archive large numbers of still digital images," Mr. Reilly said.

Columbine is the third acquisition Big Flower has completed in the past several weeks. Big Flower recently acquired Olwen Direct Mail, a full-service, UK-based direct marketing company that is now an operation of Webcraft and RCPC, a West-Coast based advertising insert producer which is being integrated into TC Advertising.


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Big Flower Holdings, Inc. is a leading advertising and marketing services company specializing in outsourced digital premedia and content management services, computer-based systems management for the broadcast industry, advertising insert programs, circulation-building newspaper products, highly personalized direct mail products, commercial games and fragrance samplers. For the twelve months ended September 30, 1997, the Company's pro forma revenues were approximately $1.6 billion, including the acquisitions of Olwen, RCPC, Columbine and Gamma One.

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For more information, contact:         Nancy S. Murray
                                       Big Flower Holdings, Inc.
                                       212.521.1606